As filed with the Securities and Exchange Commission on September 27, 2011

Registration No. 033-52775

Registration No. 333-165803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 033-52775

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-165803

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-2095071
(State of Incorporation)	(I.R.S. Employer Identification No.)

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Address of principal executive offices)

Registrant’s telephone number including area code: (408) 721-5200

Ellen Barker

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Name, address and telephone number, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of National Semiconductor Corporation (the “Company”):

File No. 033-52775 registering 16,500,000* shares of common stock, $0.50 par value per share, of the Company.

File No. 333-165803 registering an indeterminate principal amount and number of debt securities of the Company to be issued under the indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as it may be amended and supplemented from time to time.

On September 23, 2011, pursuant to an Agreement and Plan of Merger, dated as of April 4, 2011, by and among Texas Instruments Incorporated (“TI”), Orion Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of TI, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of TI.

As a result of the merger, the Company has terminated any offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statements, if any.

*	All share numbers adjusted to reflect the two-for-one stock split paid in the form of a 100% stock dividend in May 2004.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 27, 2011.

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ ELLEN BARKER
Ellen Barker President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-3 has been signed below by the following persons in the capacities indicated on September 27, 2011.

Signature	Title

/s/ ELLEN BARKER Ellen Barker	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ ALAN BOYD Alan Boyd	Vice President, Chief Financial Officer, Treasurer, Principal Accounting Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JANICE HARISSIS Janice Harissis	Director